Exhibit 15.1

Part II

Letter re: Unaudited Interim Financial Information

May 8, 2006

CVS Corporation

Woonsocket, Rhode Island

Board of Directors:

Re:	Registration Statements Numbers 333-49407, 33-40251, 333-34927, 333-28043, 33-17181, 2-97913, 2-77397, 2-53766, 333-91253 and 333-63664 on Form S-8.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 8, 2006, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm or a report prepared or certified by an independent registered public accounting firm, within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP
KPMG LLP

Providence, Rhode Island